 EXHIBIT 16.1

December 30, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on December 30, 2003, to be filed by our former client, TurboChef Technologies, Inc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP
BDO Seidman, LLP

Dallas, Texas